EXHIBIT 16.1

February 3, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 3, 2006 of Manatron, Inc. Employee Stock Ownership and Salary Deferral Plan and are in agreement with the statements contained in the first four paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                            /s/ Ernst & Young LLP